Exhibit 10.46

August 23, 2023

Dear Andrea:

On behalf of Henry Schein, Inc. (the “Company”), this letter will serve to confirm our offer to you of the position of CEO, International Distribution Group, Global Dental Equipment and Lab based out of our Melville, New York headquarters, and reporting to Stanley Bergman, Chairman and Chief Executive Officer, Henry Schein, Inc., effective September 1, 2023 (“Transition Date”).

Below I have outlined the compensation and benefit components of our offer:

Base Salary: $575,000 per annum, payable on a bi-weekly basis. Salary reviews for exempt professional employees are generally conducted annually in March of each year. You will be considered for a salary review in March 2024. You recognize that the Company retains the right to establish and modify compensation, benefits and working conditions for its employees, and for its various categories of employees, in its sole discretion.

Annual Bonus: You will be eligible for an annual target bonus of $402,500 based on your achievement of agreed upon goals and objectives established within 60 days of your Transition Date. Your goals, objectives and performance bonus targets will be developed on an annual, ongoing basis. In order to earn any annual bonus, you must be continuously employed from the date hereof through the date such bonus is paid, except as expressly provided below in the event the Company terminates your employment without cause (as defined below) prior to the fifth year anniversary of the Transition Date, or you and the Company cannot agree on a new position as set forth in the section entitled “Reassignment” below.

Total Annual Cash: $977,500

Annual LTIP: You will also be eligible to participate in the Company’s Annual Long Term Incentive (LTI) program. Your 2024 grant will have an estimated value of $900,000 and is expected to be granted in March 2024, subject to your continued employment from the date hereof until the date of grant. The LTI program currently consists of equity issuable in accordance with the Company’s 2023 Stock Incentive Plan. Future eligibility to participate in the Company’s LTI program, or any successor equity award program offered by the Company, is subject to the sole and absolute discretion of the Compensation Committee. The actual equity award, if any, will be determined on the grant date. All awards shall be subject to the terms and conditions of the LTI program and the agreements incident thereto and the discretion and approval of the Compensation Committee.

Total Annual Compensation (cash & equity): $1,877,500

Sign-On Equity Award: Your award, which will be made following the next quarterly Compensation Committee meeting following your Transition Date (subject to your continued employment from the date hereof through such grant date), will have a grant-date expected value of at least $750,000. The LTI program currently consists of equity issuable in accordance with the Company’s 2023 Stock Incentive Plan. Future eligibility to participate in the Company’s LTI program, or any successor equity award program offered by the Company, is subject to the sole and absolute discretion of the Compensation Committee. The actual equity award, if any, will be determined on the grant date. All awards shall be subject to the terms and conditions of the LTI program and the agreements incident thereto and the discretion and approval of the Compensation Committee. The grant date will be the second Friday of the last month of the Company’s fiscal quarter end; provided, however, if the Compensation Committee approves a grant after the second Friday of the last month of a fiscal quarter but prior to such fiscal quarter end, then such grant shall have a grant date of the second Friday of the last month of the following fiscal quarter.

Relocation Bonus: You will receive a cash Relocation Bonus in the total amount of $1,500,000 payable in equal monthly installments of $31,250 over forty-eight (48) months beginning in September 2023, subject to your continued employment from the date hereof through each applicable payment date.

Other Relocation Expenses: You will be eligible to receive reimbursement for other relocation expenses as set forth in the accompanying Global Mobility Letter, dated August 23, 2023, and Relocation Policy, inclusive of any tax gross up consistent with Company practice (guidelines attached).

Reassignment: You may request a reassignment back to Europe after the second anniversary of the Transition Date and before the five (5) year anniversary of the Transition Date. The Company will try to accommodate your request at a compensation level commensurate for the new position. If the parties cannot reasonably agree on a new position in Europe within 6 months after your request, you will receive severance following your termination as set forth in “Termination” section below.

Termination: You acknowledge and agree that you are an employee at-will and that the Company may terminate your employment at any time, with or without Cause (as defined below). Upon termination by the Company for any reason, the Company shall have no obligation to you for any form of compensation or benefits, except as otherwise required by law or as expressly set forth in this paragraph, other than (a) unpaid salary earned or accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by you before the termination, to the extent that you would have been entitled to such reimbursement under the Company’s policies but for the termination of employment.

In the event that the Company terminates your employment without Cause (as defined below) either: (a) solely prior to the 5 year anniversary of the Transition Date, if you and the Company cannot agree on a new position as set forth in the section entitled “Reassignment” above; or (b) on or after the 5 year anniversary of the Transition Date you shall receive as severance, subject to the conditions provided herein: (1) continued base salary for eighteen months (the “Severance Period”) following the effective date of such termination, which shall be payable, subject to the following paragraph concerning Section 409A Compliance, in equal installments in accordance with the Company’s payroll practices beginning on the first payroll date after the 60th day following your termination; (2) provided that you continue to live in the United States and make a timely election under COBRA, waiver of the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered immediately prior to the date of your termination, your spouse and eligible dependents) for a period equal to the Severance Period (but in no event longer than the maximum COBRA period under applicable law) or if the Company determines that the waiving of the COBRA premiums would result in a violation of the Affordable Care Act, the nondiscrimination rules of Section 105(h)(2) of the Code or any other statute or regulation, then, in lieu thereof, you will receive monthly payments equal to the monthly “applicable premium,” as that term is defined under COBRA; and (3) your annual bonus target amount, payable subject to the following paragraph concerning Section 409A Compliance, at the time the Company pays annual bonuses to its active employees. All amounts provided for in this paragraph are only payable provided that you timely execute (and do not revoke) a general waiver and release agreement agreed to by you in a form provided and approved by the Company. These severance payments will be subject to all regular and customary payroll deductions. You understand that in the event the Company reemploys you during the period which the severance benefits are being paid, severance payments will cease after you have received severance pay for all the weeks you were not employed by the Company. You also understand in the event that you breach any other agreement with the Company, including any non-competition or other restrictive covenant agreement with the Company, all severance payments will cease and the Company shall have the right to recover any severance payments previously paid to you.

In the event that your employment is terminated by the Company without Cause (as defined below) solely prior to the 5 year anniversary of the Transition Date, the Company also will apply special pro-rata vesting consistent with the Company’s Rule of 70 guidelines with respect to any of your outstanding equity awards, subject to the terms and conditions of the Company’s applicable standard form agreement.

Notwithstanding anything herein to the contrary, if you seek employment with or retention by any other company on or after the 5 year anniversary of the Transition Date, you shall inform the Company of your intention and, if applicable, shall seek permission from the Company to waive the restrictions of your Non-Compete, Non-Solicitation, Confidentiality and Inventions Agreement. Nothing herein shall be construed to require the Company to waive any such restrictions. If permission is granted or you accept employment with or retention by any other company, the Company will continue to provide you with the payments and benefits described in the second paragraph above under the heading “Termination”, except that the severance as set forth therein shall be calculated as follows: the base salary severance payments shall be reduced by the weekly amount paid to you by your new company.

For purposes of this letter agreement, “Cause” shall mean your: (1) fraud, intentional and substantial misrepresentation or similar malfeasance, committed in connection with the performance of your duties hereunder; (2) theft of Company and/or one of the Company’s affiliates property; (3) conviction of a felony or a crime involving moral turpitude whether or not related to your employment or entering a plea of guilty or nolo contendere (or similar plea) to a charge of such an offense; (4) use of alcohol to an extent that it interferes with the performance of your duties under this letter agreement or any unlawful controlled substance; (5) material violation of any express, lawful written direction of the Executive Committee of the Company or your manager or material violation of any written rule, regulation, policy or plan established by the Company and/or one of the Company’s affiliates from time to time that is directly brought to your attention and about which you are given a warning regarding the conduct of its employees and/or its business and which material violation you failed to address or cure within a reasonable time; (6) gross insubordination; (7) repeated or continued absence (amounting to five full business days consecutively) from work during normal business hours for reasons other than disability, sickness, approved vacation or other approved time off; (8) written misrepresentation of a material fact or omission of information necessary to make the information supplied not materially misleading in any application or other information provided by you to the Company or any representative of the Company in connection with your employment with the Company and/or selection for the position contemplated hereby; (9) the unauthorized and intentional disclosure of Confidential Information (as defined in the accompanying confidentiality, non-solicitation, non-compete and/or inventions agreement); or (10) the existence of any knowing material conflict between the interests of the Company, including any of the Company’s affiliates, and you that is not disclosed in writing by you to the Executive Committee of the Company within a reasonable time of the discovery of such conflict and approved in writing by the authority of the Executive Committee of the Company; provided, however, that “Cause” shall not be deemed to have occurred unless you have first received written notice of conduct complained of by the Company which specifically sets forth the conduct complained of and refers to this paragraph, and if such conduct is capable of being cured, you have failed to cure such conduct within a period of 30 days from the date of such notice.

Section 409A Compliance: Although the Company does not guarantee you any particular treatment related to the payments hereunder, it is intended that the payments and benefits herein shall be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of the Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company be liable for any taxes or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, to the extent applicable, each and every payment made hereunder shall be treated as a separate and distinct payment and not as a series of payments. In no event shall you designate the tax year of the commencement of any payments or benefits hereunder and the Company shall determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained herein to the contrary, if you are a “specified employee” (determined in accordance with Section 409A), and if any payment or benefit provided for herein constitutes a “deferral of compensation” under Section 409A, then any such payment or benefit that is payable during the first 6 months following the date of separation from service shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death (solely to the extent that any payment is required to be made following death), or (y) the first payroll date of the seventh calendar month immediately following the month in which the separation from service occurs. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits that are subject to Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision in this letter, references to a “resignation,” “termination,” “termination of employment,” or like terms shall mean separation from service. To the extent that any reimbursements payable pursuant to this letter agreement are subject to the provisions of Section 409A, (i) any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31st of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) your right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit.

Directors and Officers Liability Insurance: You will be covered under the Company’s directors and officers liability insurance policies as set forth in the applicable policy documents.

401(k) Retirement Plan: You will also be eligible to participate immediately in the Company’s 401(k) Retirement Plan and other benefit programs including medical, dental, vision, life insurance, disability and other plans, subject to their terms and conditions. The 401(k) Savings Plan allows you to save money for retirement on a pretax basis and provides an annual matching contribution of up to 7% of your base pay. Please note that the 401(k) Savings Plan has an automatic enrollment feature, meaning that you will be automatically enrolled at a contribution rate of 3% if you do not opt out of the plan within 60 days of your hire date.

Supplemental Executive Retirement Plan (SERP): You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP), subject to its terms and conditions, beginning in 2024. Under the current plan, the Company makes a contribution into the SERP equal to the amount by which your Base Compensation exceeds “Recognized Compensation” (currently $321,428 for 2023 which is subject to change by the IRS) multiplied by seven percent (7%).

Paid Time Off: You will be entitled to thirty (30) PTO days in your first year and subsequent year(s) of employment in accordance with the Company’s paid time off policy for other similarly situated employees of the Company, subject to the Company’s generally applicable policies related to PTO.

Clawback: You expressly agree and acknowledge that your cash and non-cash incentive compensation (whether provided under this letter or otherwise) shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Company’s Board of Directors in March 2016 or any other clawback policy adopted by the Company.

Entire Agreement: This letter represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between and among you, the Company and its affiliates, with respect to the subject matter, including, without limitation, the employment agreement between Henry Schein Krugg s.r.l. and you, dated October 9, 2013, as amended by the addendum, dated October 22, 2021.

It is important to understand that you will be employed “at-will,” that our Company does not offer employment on a fixed term or guaranteed basis and the representations in this letter and those discussed in our meetings and phone conversations with you should not be construed in any manner as a proposed contract for any fixed term of employment.

You will be required to execute a Non-Compete, Non-Solicitation, Confidentiality and Inventions agreement as a condition of your employment. This offer and your employment with the Company are contingent on your execution of this document as requested by the Company.

Please contact me at your earliest convenience when you are in a position to respond to our offer and to discuss an expected start date. If you have any questions or desire further information, feel free to contact me at [*** - personal information].

Please acknowledge your acceptance of this offer by signing a copy of this letter and returning it to me.

I look forward to having you join Team Schein in New York.

Very truly yours,

/s/ Lorelei McGlynn
Lorelei McGlynn SVP & Chief Human Resources Officer

/s/ Andrea Albertini
Andrea Albertini

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